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EXHIBIT 10.3

                                   AGREEMENT

Dated this 1st Day of October 1999, between Michael McInerney of 10433 Wilshire Blvd., Westwood, Los Angeles, CA 90024 & Save the World Air Inc., (STWA).

Michael McInerney to act as a consultant for the company and supply a Los Angeles address for STWA mail and to supply fax and phone numbers for STWA and to pass on all such mail and messages to STWA as it arrives.

This agreement is for a period of two years from today's date.

Michael McInerney has accumulated, as a part of this agreement, various expenses including travel, automobile, etc.

Remuneration for the abovementioned services is to be 10,000 S-8 shares in STWA at .60c in lieu of his services.

Pursuant to this agreement, it is acknowledged and agreed by the Company that consultant carries no professional licenses, and is not agreeing to act as a market maker or render legal advice or perform accounting services, nor act as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Company that the services provided to the Company are not rendered in connection with the offer and sale of Securities in a capital raising transaction. Consultant does not undertake as part of this Agreement to provide loans, investments or financing for the Company. Consultant will not perform any activities that could subject Consultant or Company to violations of Federal or applicable state securities law. Consultant is not engaged to act as agent, broker, underwriter, or market maker for the securities of the Company.

Signed and agreed

/s/ Michael McInerney
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Michael McInerney

/s/ Jeffrey A. Muller
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Jeffrey A. Muller
Chairman, Save the World Air, Inc.